ASSET PURCHASE AGREEMENT
                          WHITE KNIGHT HEALTHCARE, INC.
                                       AND
                             THANTEX HOLDINGS, INC.
                                August ___, 1998


         WHITE KNIGHT ASSET PURCHASE AGREEMENT (this "Agreement"), dated August ___, 1998, between WHITE KNIGHT HEALTHCARE, INC., a Pennsylvania corporation ("Seller"), and THANTEX HOLDINGS, INC. a Delaware corporation ("Purchaser"). Certain capitalized terms shall have the meaning set forth in Article I.

         WHEREAS, in the past, Seller operated through three divisions, White Knight medical, Struble & Moffit and White Knight industrial. Seller no longer operates the Struble & Moffit division. Certain of the Struble & Moffit functions were merged into the White Knight industrial division. The Seller's parent company, Isolyser Company, Inc. ("Isolyser") holds certain PVA related patents and the OREX trademark and has used the Seller for the manufacture, sale and distribution of certain OREX products. Certain functions, operations, employees and assets are presently shared by the White Knight industrial division and the White Knight medical division; and

         WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the assets of the White Knight Industrial Division, as hereinafter defined, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

         "Acquired Intellectual Property Rights" means the Intellectual Property of the Business which is listed in Section 1.01 of the Disclosure Statement.

         "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.



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         "Ancillary  Agreements" means the agreements  described in Section 5.06 and Exhibit A.

         "Assumed Liabilities" means those specific liabilities which the Purchaser specifically agreed to assume in writing, as listed on Exhibit B. The Purchaser assumes no other liabilities of the Seller.

         "Business" means the business customarily and historically conducted by the Seller in its White Knight Industrial Division.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

         "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as a trustee or executor (in each case, acting in a fiduciary capacity), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, as trustee or executor (in each case, acting in a fiduciary capacity), by contract or credit arrangement or otherwise.

         "Current Assets" means the Accounts Receivable and Inventory being part of the Subject Business Assets.

         "Disclosure Statement" means the Disclosure Statement dated as of the date hereof delivered to Purchaser by Seller.

         "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind.

         "Equipment Related Property" means (1) all inventory of spare and replacement parts relating to equipment, (2) all plans, manuals, records and other documents relating to the equipment, and (3) the Intellectual Property Rights, if any, directly pertaining to the equipment or the customized products such equipment has been designed or programmed to produce.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means (1) those assets of the Seller which are used solely and exclusively in the Seller's medical division, (2) the Seller's former Struble & Moffit plant, located in New Jersey, (3) the Shared Functions which the Seller and Purchaser agree are to be retained by Seller (some of which may be the subject of a Shared Services Agreement) (4) distributorship or other rights in OREX products and Safety products, (5) those other assets which the Seller and the Purchaser agree are Excluded Assets and which are listed on Exhibit



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C and (6) the Face Mask  inventory  described in Section 1.01 of the  Disclosure
Statement and having a value of $461,609.

         "GAAP" means United States generally accepted accounting principles in effect from time to time applied consistently throughout the period involved.

         "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

         "Governmental Order" means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Intellectual Property Rights" means (a) patent and patent applications, (b) trademarks, service marks, logos, trade dress, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof and (d) trade secrets, formulas, inventions, invention disclosures, know-how, manufacturing and production processes and techniques, business and marketing plans, customer and supplier lists, computer software and other proprietary business and intellectual property rights.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Knowledge  of  Seller"  or  "Seller's   Knowledge"  means  the  actual
knowledge of the executive officers of Seller after due inquiry of the executive officers of Seller.

         "Losses" of a Person means any and all claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) actually suffered or incurred by such Person.

          "Material Adverse Effect" means, with respect to any Person, any change in, or effect on, the business of such Person that is materially adverse to the business, operations, results of operations or the financial condition thereof or an amount in excess of $10,000.

         "Permitted  Encumbrances"  means those  Encumbrances  listed in Section
1.01  of  the  Disclosure   Statement,   encumbrances  to  pay  taxes  or  other
governmental assessments which are not yet due and payable, and other encumbrances which do not in the aggregate materially detract from the value of the Subject Business Assets or materially impair the use thereof.

         "Person" means an individual, corporation, partnership, joint venture, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or



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another entity.

         "Related Transactions" means those transactions by and among the Purchaser, the Seller and their Affiliates more fully described on Exhibit D.

         "Shared Functions" means the assets, facilities, employees and operations which have been used jointly by the Seller's industrial division, by the Seller's medical division or by Affiliates of the Seller. The Seller represents and warrants that all Shared Functions are identified in Section 1.01 of the Disclosure Statement.

         "Subject Business Assets" means (i) the fixed assets of the Business which are listed in Section 1.01 of the Disclosure Statement, including the Equipment Related Property pertaining to such assets, (ii) the real property, fixtures and improvements which together comprise the Childersburg, Alabama plant (the "Plant") owned by Seller located on the real property more particularly described in such Section 1.01, (iii) the inventory (the "Inventory") of the Business (including raw materials, work in process and finished goods except as may defined as a part of the Excluded Assets, if applicable) identified in Section 1.01 of the Disclosure Statement, (iv) the accounts receivable (the "Accounts Receivable") of the Business (both billed and unbilled) identified in Section 1.01 of the Disclosure Statement, (v) all of Seller's right to and interest in those contracts (collectively, the "Contracts") and leases (collectively, the "Leases") identified in such Section 1.01, (vi) the Acquired Intellectual Property Rights (saving and excepting the Licensed Intellectual Property Rights which are treated separately), (vii) the Shared Functions which the Seller and the Purchaser agree shall transfer to the Purchaser and identified in such Section 1.01, (viii) all tangible assets located at the Plant and in the Seller's offices in Charlotte, North Carolina and (ix) any other real or personal property owned, leased, or licensed by the Seller and used primarily in the Business, wherever located; saving and excepting the Excluded Assets.

         "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property, transfer or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

         "White Knight Industrial Division" means the operations of the Seller's industrial division as it has customarily and historically been operated, including any operations and functions which were transferred to the industrial division when the Struble & Moffit division was eliminated (i.e. the manufacture and sale of blankets and headrests for the transportation industry); excluding, however, the following (i) the right to manufacture, sell and distribute patented OREX products, (ii) the Shared Functions which the parties agree are not Subject Business Assets, and (iii) the Excluded Assets.




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         "Working Capital" means, at any time, the Current Assets.

                  (b) Each of the following terms is defined in the section set forth opposite such terms below:


Term                                                        Section

Agreement                                                   Recitals
Authorized Agent                                            11.10
Accounting Procedures                                       2.04(b)
CERCLA                                                      3.07(g)
Closing                                                     2.03(a)
Closing Date                                                2.03(a)
Closing Date Current Assets Statement                       2.04
Confidentiality Agreement                                   5.05
Employees                                                   6.01(a)
Environmental Laws                                          3.08(g)
Environmental Permits                                       3.08(g)
Financial Statements                                        3.04
Hazardous Materials                                         3.08(g)
Historic Industrial Division                                3.04
Indemnified Party                                           9.04
Indemnifying Party                                          9.04
Independent Accounting Firm                                 2.04(d)(ii)
IRS                                                         3.12(a)
Material Contracts                                          3.16
Maximum Purchase Price                                      2.02
Plant                                                       1.01
Purchaser                                                   Recitals
Purchase Price                                              2.02
Purchaser's Accountants                                     2.04(b)
RCRA                                                        3.08(g)
Qualified Accounts Receivable                               2.02
Qualified Inventory                                         2.02
Seller                                                      Recitals







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                                   ARTICLE II.

                                PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on the Closing Date, the Subject Business Assets.

         SECTION 2.02. Purchase Price. The aggregate purchase price (the "Purchase Price") for the Subject Business Assets (exclusive of any additional consideration set forth in the Ancillary Agreements) shall be the aggregate of the following amounts:

              (i) Inventory: The book value of "Qualified Inventory" multiplied by 0.70. "Qualified Inventory" shall mean the inventory of the Business which is of a quality and quantity commercially usable or saleable in the ordinary and regular course of the Business, after deduction of reserves calculated in accordance with the Accounting Procedures attached as Exhibit E and GAAP. The Qualified Inventory at closing was calculated to be $3,645,751 and the amount paid for such inventory was $2,550,626.

               (ii) Accounts  Receivable.  The book value of "Qualified Accounts
                    Receivable" multiplied by 0.85. "Qualified Accounts Receivable " shall mean the collectible accounts receivable of the Business, resulting from services rendered by or operations of the Business in the ordinary course of Business and are not subject to setoff or counterclaim, after deduction of reserves calculated in accordance with the Accounting Procedures attached as Exhibit E and GAAP. The Qualified Accounts Receivable at closing was calculated to be $2,003,101 and the amount paid for such accounts was $1,702,635.

              (iii) Remainder of Subject Business Assets.  $500,000 allocated to the remainder of the Subject Business Assets, including the Plant.

Subject to adjustment in accordance with Section 2.04, the Purchase Price shall be payable as provided in Section 2.03(c).

         SECTION 2.03.  Closing.

         (a) Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of the Subject Business Assets contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., Tuesday, August 11, 1998, or on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VIII. The Closing will occur at the offices of Buist, Moore, Smythe



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& McGee, P.A, 5 Exchange Street,  Charleston,  South Carolina,  or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         (b) Effective Date. The Current Assets and those assets and liabilities specified the Closing Memorandum of even date are transferred "as of" midnight July 31, 1998 (the "Effective Date"). The special prorations, allocations and procedures which apply with respect to the Effective Date are specified in the Closing Memorandum.

         (c) Closing Documents. At the Closing, Seller shall execute and deliver to Purchaser such transfer and other documents as required to transfer the Subject Business Assets, together with such other instruments of conveyance, affidavits, declarations, assignments and other supporting documentation typically delivered in connection with a transaction of this type and in accordance with local law or custom (collectively the "Closing Documents") including:

              (i)  Bill  of  Sale  in the  form  attached  as  Exhibit  F

              (ii) A warranty  Deed in the form  attached as Exhibit G,  subject only to any Permitted Encumbrances.

              (iii)Trademark  Assignment  and  Agreement  in the  form  attached hereto as Exhibit H.

              (iv) Ancillary  Agreements,  other than the License  Agreement

              (v)  Assignment and  Assumption of the Assumed  Liabilities in the
                   form   attached  as  Exhibit  I

              (vi) Assignment of Title Certificates to vehicles,  if any.

              (vii) Consents,  as defined in Section 3.21, unless waived by the parties

              (viii) Assignment of Permits,  if any, as defined in Section 3.21, unless waived by the parties.

              (ix) Release of all liens and encumbrances on the Subject Business Assets except Assumed Liabilities and Permitted Encumbrances, or other arrangements satisfactory to Purchaser and Seller

              (x) Good Standing Certificates of Seller and Purchaser

              (xi)Officer's  Certificate  of  Seller  and  Purchaser  including authorizing resolution, articles of incorporation with all amendments, by-laws and incumbency certificates.

              (xii) FIRPTA  affidavit and such other title affidavits as may be required by Purchaser's title insurance company or customary practice in the jurisdiction where the real property is located.

         (d) At the Closing, Purchaser shall deliver to Seller the Purchase Price, by wire transfer in immediately available funds, to an account or accounts designated at least three Business Days prior to the Closing Date by Seller in a written notice to Purchaser.

         SECTION 2.04. Purchase Price Adjustment. (a) The Purchase Price shall be subject



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to adjustment after the Closing Date as specified in this Section 2.04.

         (b) As soon as practicable after the expiration of 180 days following the Closing Date (but in no event later than 210 calendar days following the Closing Date), Purchaser shall prepare and deliver to Seller a statement (the "Closing Date Current Assets Statement") setting forth the value of the Current Assets for purposes of the Purchase Price after application of the discounts set forth in Section 2.02 (the "Closing Date Current Assets"), which will be determined in accordance with the procedures set forth in the Accounting
Procedures attached as Exhibit E and GAAP. The Closing Date Current Assets Statement shall be prepared based on Seller's books and records as of the Closing Date and shall be verified by review by, and shall be accompanied by the statement thereon of, Ernst & Young L.L.P., accountants of Purchaser ("Purchaser's Accountants"), stating that the Closing Date Current Assets have been determined in accordance with the Accounting Procedures. Seller and Purchaser agree that the physical inventory of Seller's Inventory shall be conducted on the Closing Date in accordance with the procedures set forth in the Disclosure Statement. During the preparation of the Closing Date Current Asset Statement by Purchaser and the period of any dispute provided for in Section 2.04(d), Purchaser shall provide Seller and Deloitte & Touche LLP ("Seller's Accountants") access to the books, records, facilities and employees of Purchaser (or the applicable subsidiary on site), and, if agreed by Purchaser's Accountants, the work papers of Purchaser's Accountants, and Purchaser shall cooperate fully with Seller's Accountants, in each case to the extent required by Seller and Seller's Accountants in order to review the Closing Date Current Assets Statement and to investigate the basis for any such dispute.

         (c) Subject to the limitations set forth in Section 2.04(d), if Purchaser has not received a notice of dispute from Seller in accordance with
Section 2.04(d) within 30 Business Days after the date of receipt by Seller of the Closing Date Current Assets Statement:

              (i) If the value of the Closing Date Current Assets shown on the Closing Date Current Asset Statement is less than the amount of the applicable Purchase Price component applicable to the Current Assets, Seller shall pay to Purchaser, as an adjustment to the Purchase Price, an amount equal to such difference; and

              (ii) If the value of the Closing Date Current  Assets shown on the
                   Closing Date Current Assets Statement is greater than the amount of the applicable Purchase Price component applicable to the Current Assets, Purchaser shall pay to Seller, as an adjustment to the Purchase Price, an amount equal to such excess; provided that the adjustment does not result in a purchase price which exceeds the maximum price set forth in
                   Section 2.02 for either Inventory or Accounts Receivable.

              (iii)Notwithstanding  any  provision  to  the  contrary,   if  the
                   Purchaser has not collected $1,500,000 from the Accounts Receivable by 210 days after the Closing Date, the
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               Seller  shall  pay  the  Purchaser  the  difference  between  the
               Purchaser's collections and $1,500,000 within five (5) business days of request. Purchaser agrees to use commercially reasonable efforts to collect all Accounts Receivable by such date and to
               apply  collections  first  to  the  Accounts   Receivable  before
               application to accounts receivable generated after Closing. All payments to be made under this subsection (c) shall be made by wire transfer of immediately available funds to an account designated by the receiving party.

         (d) (i) If not disputed by Seller in accordance with this Section 2.04(d), the Closing Date Current Assets Statement delivered by Purchaser to Seller shall be final, binding and conclusive on the parties hereto. Seller may dispute any amounts reflected on the Closing Date Current Assets Statement, provided, however, that Seller shall notify Purchaser and Purchaser's Accountants in writing of each disputed item, specifying, if known, the amount thereof in dispute and setting forth, in detail, the basis for such dispute, within 30 Business Days of Seller's receipt of the Closing Date Current Assets Statement. In the event of such a dispute, each of Seller and Purchaser shall negotiate in good faith to reconcile their differences.

              (ii) If  Purchaser  and Seller  are unable to reach a  resolution, leaving in dispute amounts the net effect of which in the aggregate would change the Closing Date Current Assets,
                   Purchaser and Seller shall submit the items remaining in dispute that Seller shall be entitled to dispute by the terms of this Section 2.04(d) for resolution to the Charlotte, North Carolina office of Arthur Anderson, LLP or such other independent accounting firm as may be mutually acceptable to Seller and Purchaser (the "Independent Accounting Firm"), which shall, within 30 Business Days of such submission, determine and report to Seller and Purchaser upon such remaining disputed items, and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

              (iii)Any amount that is payable under Section 2.04(c),  including, without limitation any portion thereof that is subject to a dispute resolved under this Section 2.04(d) shall be paid by Seller or Purchaser, as the case may be, by wire transfer in immediately available funds, within five Business Days following the resolution of such dispute and in an amount in accordance with such resolution.

         (e) In acting under this Agreement, Seller's Accountants, Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.




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



         (f) Any payment required to be made by Seller or Purchaser  pursuant to
Section 2.04(c) shall bear interest from the Closing Date through the date of payment on the basis of the average of the daily rate of interest publicly announced by The Chase Manhattan Bank from time to time as its base rate from the Closing Date to the date of such payment.

         SECTION 2.05. Allocation of Purchase Price. The Purchase Price shall be allocated for tax purposes among each item or class of the Subject Business Assets as set forth in Exhibit J of this Agreement. Seller and Purchaser agree that they will prepare and file any notice or other filing required pursuant to
Section 1060 of the Internal Revenue Code, and that any notices or filings will be prepared based upon such tax allocation of the Purchase Price. Purchaser agrees to send to Seller a completed copy of its Form 8594 (Asset Acquisition Statement under Section 1060) with respect to this transaction prior to filing such form with the Internal Revenue Service.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser, as of the date of this Agreement and through the Closing Date as follows:

         SECTION 3.01. Incorporation and Authority of Seller. Seller is a corporation duly incorporated and validly existing under the laws of Pennsylvania. Seller is duly qualified as a corporation to do business in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified that would not have a Material Adverse Effect on Seller. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.02. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, and except as may result from any facts or circumstances relating solely to Purchaser or as described in Section 3.02 of the Disclosure Statement, the execution, delivery and performance of this Agreement by Seller does



581510.1


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


not and will not (a) violate or conflict with the organizational documents of the Seller, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Seller, except for such conflicts or violations as would not have a Material Adverse Effect on the ability of Seller to conduct its business as currently conducted or have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Subject Business Assets or properties of the Seller pursuant to, any note, bond, mortgage, credit agreement, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Seller is a party or by which any of such assets or properties is bound or affected, except as would not have a Material Adverse Effect on the ability of Seller to conduct its business as currently conducted or have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

         SECTION 3.03. Consents and Approvals. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Seller from, or delay Seller in, performing any of its material obligations under this Agreement and would not have a Material Adverse Effect on the ability of Seller to conduct its business as currently conducted and as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

         SECTION 3.04. Financial Statements; Absence of Undisclosed Liabilities. Attached to Section 3.04 of the Disclosure Statement are true and correct copies the summary financial reports of the White Knight industrial division, without adjustments for the differences between White Knight industrial division as previously operated by the Seller and the Business the "Historic Industrial Division") for 1996, 1997 and the months January, 1998 through June, 1998 (the "Financial Statements"). To the best of Seller's Knowledge, the Financial Statements, which are unaudited, fairly present in all material respects the results of the operations of the Historic Industrial Division for the period then ended, and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein, except for year-end adjustments.

         SECTION 3.05. Absence of Certain Changes or Events. Except as set forth in Section 3.05 of the Disclosure Statement, since December 31, 1997, Seller has conducted the Business only in the ordinary course, and there has not been with respect to the Subject Business Assets (i) any Material Adverse Effect, (ii) any damage, destruction or loss, due to fire or other casualty, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect, (iii) any change in accounting methods, principles or practices by



581510.1


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



Seller materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (iv) any sale, lease, transfer, or assignment of any material Subject Business Assets other than in the ordinary course of business, (v) any material capital expenditures other than in the ordinary course of business, or (vi) any material capital investment in, or loan to, any other Person outside the ordinary course of business.

         SECTION 3.06. Litigation. Except as set forth in Section 3.06 of the Disclosure Statement, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending, or to the Knowledge of Seller, threatened against Seller or any of its assets or properties, including but not limited to the Subject Business Assets, before any court, arbitrator or administrative, governmental or regulatory authority or body that are reasonably likely to have a Material Adverse Effect on Seller. Except as set forth in
Section 3.06 of the Disclosure Statement, neither Seller nor any of the Subject Business Assets is subject to any order, writ, judgment, injunction, decree, determination or award. Except as otherwise set forth in Section 3.06 of the Disclosure Statement, each of the matters listed on Section 3.06 of the Disclosure Statement is covered by insurance, and the insurer has acknowledged coverage of each such matter without reservation.

         SECTION 3.07.  Compliance with Applicable Laws.  Except as set forth in
Section 3.07 of the Disclosure Statement, within the preceding three years Seller has not violated or failed to comply with any statute, law, regulation, rule, judgment, decree or order of any Governmental Authority applicable to its Business, except for violations and failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Seller to conduct its Business as currently conducted, and there is no action pending against Seller charging failure to so comply. The conduct of the Business of Seller is in conformity with all federal, state and local governmental and regulatory requirements applicable to its Business and operations, except where such nonconformity would not, in the aggregate, have a Material Adverse Effect on the ability of Seller to conduct its Business as currently conducted. Seller has all permits, licenses, franchises and certificates of occupancy from Governmental Authorities required to conduct its Business as now being conducted, except for such permits, licenses, franchises and certificates the absence of which would not, in the aggregate, have a Material Adverse Effect on the ability of Seller to conduct its Business as currently conducted.

         SECTION  3.08.  Environmental  Matters.  Except as set forth in Section
3.08 of the Disclosure Statement:

         (a) Except as would not have a Material Adverse Effect on the ability of Seller to conduct its Business as currently conducted, Seller (i) is in compliance with all applicable Environmental Laws and (ii) holds all Environmental Permits necessary for its operations and properties and is in compliance with the terms and conditions of all such Environmental Permits.

         (b) Seller has not received any written claim, demand, notice or complaint



581510.1
alleging violation of or liability (including without limitation any liability for site investigation. Cleanup or corrective action) under any Environmental Laws concerning the Subject Business Assets.

         (c) Except as would not have a Material Adverse Effect on the ability of Seller to conduct its Business as currently conducted, to Seller's Knowledge, none of the following exists at the Plant: (i) asbestos-containing material in any form or condition; (ii) materials containing polychlorinated biphenyls;
(iii) underground storage tanks or surface impoundments; or (iv) landfills, surface impoundments or disposal areas.

         (d) Except as would not have a Material Adverse Effect on the ability of Seller to conduct its Business as currently conducted , Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys fees pursuant to CERCLA or other Environmental Laws.

         (e) No written notice of a release of a Hazardous Material has been filed by or on behalf of Seller and no property or facility now or previously owned or operated by Seller is on the CERCLA National Priorities List (or proposed for such listing), the Comprehensive Environmental Response, Compensation, and Liability Information System list or any similar state or local list.

         (f) Seller has not, either expressly or, to Seller's Knowledge, by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

         (g) For purposes of this Agreement:

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule or code, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or worker health and safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge, investigation or cleanup of Hazardous Materials, in effect as of the date hereof.

         "Environmental Permits" means any permit, approval, identification number, license or other authorization required of Seller under any applicable Environmental Law.




581510.1


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



         "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, (b) any chemical, material or substance defined or regulated as toxic or hazardous under any applicable Environmental Law or (c) anything that is a "hazardous substance" pursuant to CERCLA, anything that is a "solid waste" or "hazardous waste" pursuant to RCRA or any "pesticide", "pollutant", "contaminant", "toxic chemical" or "noise".

         "RCRA" means the Resource Conservation and Recovery Act, as amended.

          SECTION 3.09. Title and Condition of Properties. (a) Seller has good and marketable title to, or valid leasehold interests in, all the properties and assets used by it or located on its premises that are material to the conduct of the Business with respect to the Subject Business Assets, or which are shown on the Financial Statements except for such as are licensed, as are no longer useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar impediments that, in the aggregate, would not have a Material Adverse Effect on the ability of Seller to conduct its Business as currently conducted and, as to the real property owned by Seller, would not have a material effect on the value of such property. All such assets and properties, other than assets and properties in which Seller has leasehold interests, are free and clear of all Encumbrances (or at Closing will be) except for (i) liens for taxes not yet due or being contested in good faith by appropriate procedures, (ii) mechanics, carriers, workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business for amounts that are not delinquent and which are not, individually or in the aggregate, material to Seller's Business, (iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (iv) the Permitted Encumbrances.

          (b) Except as set forth in Section 3.09 of the Disclosure Statement or as would not result in a Material Adverse Effect, the Subject Business Assets are all of the assets which have been used, and which are necessary, to operate the Business as it has customarily been conducted.

          (c) To the Seller's Knowledge and in reliance upon, and subject to, the affidavit attached as Exhibit K, the Subject Business Assets are functional and usable in the ordinary course of the Business and are in sufficiently good operating condition to conduct the Business as it has been customarily conducted.

          (d) The real property owned or leased by Seller with respect to the Business is listed in Section 1.01 of the Disclosure Statement and is suitable for the uses for which these properties are currently used. The Plant has customary access to the utilities serving such properties sufficient to allow the conduct of Seller's Business as currently conducted, except for interruptions in utility service beyond Seller's control.



581510.1


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




         SECTION 3.10. Trademarks. Etc. Section 1.01 of the Disclosure Statement contains a complete and accurate list of (i) all trade names, registered and Material unregistered trademarks owned by Seller or used in connection with the Subject Business Assets, other than certain Excluded Assets which are used jointly by the Business and the Seller's medical division; and (ii) all MIS, MAPIX and related systems and computer software owned and/or used by Seller in the Business other than commercially available software with an annual license fee of less than $1,000. Seller has not granted any licenses to any Person with respect to the Acquired Intellectual Property. Other than with respect to computer software and the Licensed Intellectual Property Rights, no Person has granted any such licenses to the Seller for the conduct of the Business. Except as set forth in Section 3.10 of the Disclosure Statement, to Seller's Knowledge, Seller owns (free and clear of all Encumbrances) or has sufficient unrestricted right to use the Acquired Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its Business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any material respect. To Seller's Knowledge, except as set forth in Section 3.10 of the Disclosure Statement, (a) Seller has not infringed, misappropriated or is otherwise not in conflict with any intellectual property right of any Person in any material respect, and (b) the conduct of the Business of Seller as currently conducted or as currently contemplated to be conducted does not and will not conflict in any material respect with any license, trademark, trademark right, patent, patent right, invention, industrial model, service mark or copyright of any third Person. No claims are pending or, to the Knowledge of Seller, threatened by any Person contesting or challenging the ownership, validity, enforceability or use of the Acquired Intellectual Property Rights. To the Knowledge of Seller, there are no claims pending or currently threatened by any Person against Seller alleging infringement of any intellectual property rights relating to the technology used in Seller's manufacturing process with respect to the Business. Seller has not made a claim of a violation or infringement by others of its rights to or in connection with the Acquired Intellectual Property Rights. Seller has taken commercially reasonable actions to maintain and protect the Acquired Intellectual Property Rights. Notwithstanding any provision to the contrary, the Seller makes no representations with respect to the Tyvek licenses. The Seller represents and warrants that it is transferring to the Purchaser all of the Intellectual Property Rights of the Business, including any licenses presently used in connection with the Seller's face mask equipment (which rights may be transferred on a non-exclusive basis).

         SECTION 3.11. Insurance. Section 3.11 of the Disclosure Statement sets forth a complete list of all material insurance policies (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to the Business or the Subject Business Assets.

         SECTION 3.12. Employee Benefit Matters. (a) Section 3.12 of the Disclosure Statement, with respect to the Subject Business Assets, sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of ERISA), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe



581510.1
benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is for the benefit of (i) directors or employees of Seller working in the Business or any other persons performing services for Seller in the Business, (ii) former directors or employees of Seller working in the Business or any other persons formerly performing services for Seller in the Business, and/or (iii)
beneficiaries of anyone described in (i) or (ii) (collectively, "Business Employees") or with respect to which Seller or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than Seller, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to
Section 4001(a)(14) of ERISA and/or Section 414 of the Internal Revenue Code as employees of a single employer which includes Seller) has any obligation on behalf of any employee of the Business.

         (b) Except as disclosed in Section 3.12 of the Disclosure Statement, each Employee Benefit Plan is in material compliance with the provisions of ERISA and the provisions of the Internal Revenue Code applicable to it. The Seller has made available to the Purchaser a true and complete copy of each Plan and a true and complete copy of the following documents, to the extent applicable, prepared in connection with each such Plan: (i) the most recently received IRS determination letter, (ii) the most recently prepared financial statement (Form 5500's with attachments), (iii) all governmental rulings determinations and opinions (and pending requests for governmental rulings, determinations and opinions). Neither Seller nor any ERISA Affiliate has maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Internal Revenue Code and/or any "multiemployer plan" (as defined by Section 3(37) of ERISA). All Employee Benefit Plans which are "pension plans" as defined in Section 3(2) of ERISA have received favorable determination letters from the Internal Revenue Service ("IRS") as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Internal Revenue Code, respectively, which determinations are currently in effect.

         (c) Other than as may otherwise be provided hereunder (including, but not by way of limitation, Article VI hereof), Purchaser shall not, as a result of the transactions contemplated by this Agreement (or any employment by Purchaser of Business employees): (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of Seller or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such plan of an ERISA Affiliate, an "ERISA Affiliate Employee Benefit Plan"), including, without limitation withdrawal



581510.1
liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the Pension Benefit Guaranty Corporation, or liabilities under Section 412 of the Internal Revenue Code or Section 302(a)(2) of ERISA, or (ii) be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan.

         (d) Seller, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of
Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Internal Revenue Code.

         (e) Neither Seller nor any ERISA Affiliate maintains (i) any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in
Section 413(c) of the Internal Revenue Code (and regulations promulgated thereunder), or (ii) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with
Section 4980B of the Internal Revenue Code or applicable state continuation coverage law.

         (f) Other than with respect to the Assumed Liabilities, any bonuses, severance , separation, termination or similar type of benefits, incentive fees, or other amounts payable to employees of Seller solely as a result of the consummation of the transactions contemplated by this Agreement will be paid by Seller.

         SECTION 3.13. Labor Matters. (a) There are no material controversies pending or, to the Knowledge of Seller, threatened, between Seller and any of its employees with respect to the Business; (b) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Seller with respect to the Business; (c) during the past three years, there have been no unfair labor practice complaints filed or pending against Seller before the National Labor Relations Board; and (d) during the past three years, there have been no strikes, slowdowns, work stoppages, lockouts, or, to Seller's Knowledge, threats thereof, by or with respect to any employees of Seller with respect to the Business.

         SECTION 3.14. Transactions with Affiliates. All of the material contracts, leases, agreements or arrangements relating to the Business are listed in Section 3.14 of the Disclosure Statement which are between the Seller and Affiliates of Isolyser Company, Inc. and which impact the results of operations reflected on the Financial Statements.

         SECTION 3.15. INTENTIONALLY DELETED.

         SECTION 3.16. Material Contracts. (a) Section 3.16(a) of the Disclosure Statement lists the following contracts (collectively, the "Material Contracts") to which Seller with respect to the Subject Business Assets or the Business, is a party or by which its assets may be bound:




581510.1

              (i) any commitment, contract, agreement, note, loan, evidence of indebtedness, purchase order or letter of credit and purchase orders issued in the ordinary course to individual customers or vendors that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by or to Seller of more than $20,000 within the 12 month period following the date hereof and that is not cancelable by Seller without liability within 60 days;

              (ii) any lease of real or personal  property  involving any annual expense in excess of $20,000;

              (iii)any contract or agreement  containing  covenants  limiting in any respect the freedom of Seller to engage in any line of business or compete with any Person:

              (iv) any  agreement (or group of related  agreements)  under which
                   Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligations, in excess of $50,000, or under which it has imposed an Encumbrance on any of its assets (other than any lien of the type described in the last sentence of Section 3.09(a));

              (v) any contract or agreement not entered into in the ordinary course of Seller's business; and

              (vi) any written employment agreement.

         (b) Seller is not (and, to the knowledge of Seller, no other party is) in breach or violation of, or default under, any of the Material Contracts or any Assumed Liability which would result in a Material Adverse Effect. Each Material Contract is a valid agreement, arrangement or commitment of Seller, enforceable against Seller in accordance with its terms except where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

         SECTION 3.17. Accounts Receivable. The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date thereof, and all the sales or services performed that gave rise to such accounts were delivered or performed in all material respects in accordance with the applicable orders, contracts or customer requirements.

         SECTION 3.18 Inventories. The Inventory consists only of items of quality and quantity commercially usable, consumable and salable in the ordinary course of business.

         SECTION  3.19.  Brokers.  Except  for  Morgan  Keegan &  Company,  Inc.



581510.1

("Morgan Keegan"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Seller is solely responsible for the fees and expenses of Morgan Keegan.

         SECTION 3.20. Product Warranty. To the Knowledge of Seller, since December 31, 1997, the products sold in the conduct of Seller's business have been in compliance in all material respects with any warranties made with respect thereto, and, except as set forth in Section 3.20 of the Disclosure Statement, there is not currently pending any customer claim alleging any breach of warranty with respect to such products other than such claims arising in the ordinary course of business and which in the aggregate will not involve a loss of greater than $10,000.

         SECTION 3.21. Permits and Consents. Section 3.21 of the Disclosure Statement lists all of the permits, licenses, consents, certificates, governmental approvals required to conduct the Business (the "Permits") the absence of which would have a Material Adverse Effect on the Business. The Seller agrees to assign to Purchaser all Permits, to the extent assignable, as a part of the Subject Business Assets and the Permits which cannot be transferred are identified in Section 3.21 of the Disclosure Statement. To the Seller's Knowledge, the Seller is in full compliance with all Permits and no suspension, revocation, limitation or cancellation of any of the Permits is threatened or pending and no cause exists for such, except as would not have a Material Adverse Effect on the Business. Section 3.21 of the Disclosure Statement sets forth any third party and governmental consents, approvals, waivers or authorizations necessary for the valid and enforceable transfer of the Subject Business Assets and the consummation of this transaction (the "Consents").

         SECTION 3.22 Assumed Liabilities. Seller has made available to Purchaser true and complete copies of all contracts, leases and records relating to the Assumed Liability in a timely fashion from which the Purchaser has had an opportunity to verify the terms of the Assumed Liabilities.


                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

         SECTION 4.01. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.



581510.1

The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization. execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Purchaser does not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar applicable documents) of Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Purchaser from, or delay Purchaser in, performing any of its material obligations under this Agreement and (b) as may be necessary as a result of any facts or circumstances relating solely to Seller.

         SECTION 4.04. Absence of Litigation. No claim, action, proceeding or investigation is pending before any court, arbitrator or administrative, governmental or regulatory authority or body that seeks to delay or prevent the consummation of the transactions contemplated hereby or that would be reasonably likely to materially and adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

         SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.



581510.1


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





                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. Conduct of Business Prior to the Closing. (a) Unless Purchaser otherwise agrees in writing (which agreement will not be unreasonably withheld) and except as otherwise set forth in Section 5.01 of the Disclosure Statement, between the date of this Agreement and the Closing Date, Seller will, as to the Subject Business Assets (i) conduct its business only in the ordinary course, (ii) use reasonable efforts to preserve intact Seller's Business organization and assets and retain the services of key employees of the Business, subject to the conduct of its Business in the ordinary course, and
(iii) use reasonable efforts to preserve the current relationships of the Business with its respective customers, suppliers, licensors, distributors and other Persons with which the Business has significant business relationships.

         (b) Unless Purchaser otherwise agrees in writing (which agreement will not be unreasonably withheld) and except as otherwise set forth in Section 5.01 of the Disclosure Statement and except for actions in the ordinary course of business, between the date of this Agreement and the Closing Date, Seller will not (i) amend or terminate any contract listed in the Disclosure Statement,,
(ii) sell, transfer, replace or lease any of the Subject Business Assets, (iii) materially increase or write down the value of any Current Assets without a written explanation of the cause furnished to Purchaser prior to Closing, (iv) permit the Subject Business Assets to be subject to any new encumbrance, (v) increase the compensation of the employees, except following normal review procedures and prior written notice to Purchaser, or (vi) materially alter its conduct in its relations with suppliers or customers.

         SECTION 5.02. Access to Information. Insofar as relevant to the Business, from the date hereof until the Closing, upon reasonable notice, Seller shall (i) afford the officers, employees and authorized agents and representatives of Purchaser access, during normal business hours, to its offices, properties, books and records and (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding its assets, properties, goodwill and business as Purchaser may from time to time reasonably request and which is obtainable without unreasonable effort or expense; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller.

         SECTION 5.03. Books and Records. (a) Each of Seller and Purchaser agrees that it shall preserve and keep all books and records relating to business units then owning or operating the Subject Business Assets, as they relate to the Subject Business Assets as of the Closing Date, for a period of at least five years from the Closing Date. During such five-year period, Seller, Purchaser and their respective representatives shall, upon reasonable notice,



581510.1
have access thereto during normal business hours to examine, inspect and copy such books and records.

         (b) If, in order properly to prepare its financial statements or documents required to be filed with Governmental Authorities, it is necessary that any party hereto or any successors be furnished with additional information relating to Subject Business Assets as of the Closing Date, and such information is in the possession of another party hereto, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

         SECTION 5.04. Governmental Approvals and Consents. (a) Each party hereto will use its reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

         (b) Without limiting the generality of the parties' undertakings pursuant to Section 5.04(a), each of the parties hereto shall use all reasonable efforts to (i) respond to any inquiries by any Governmental Authority regarding matters with respect to the transactions contemplated by this Agreement, (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement and
(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

         SECTION   5.05.   Confidentiality   Agreement.   The   terms   of   the
confidentiality letter dated as of June 18, 1998 (the "Confidentiality Agreement") between Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing.

         SECTION 5.06 Ancillary Agreements. The Seller and the Purchaser will execute at Closing Ancillary Agreements described and listed on the attached Exhibit A.

         SECTION 5.07 No General Assumption. Except for Permitted Encumbrances and Assumed Liabilities listed on Exhibit I, Seller shall transfer the Subject Business Assets to Purchaser free and clear of all encumbrances and without any assumption of liabilities and obligations and Purchaser shall not assume or become responsible, by virtue of its purchase of the Subject Business Assets, for any liabilities or obligations of Seller, including without limitation those matters disclosed in the Disclosure Statement which are not scheduled as Assumed Liabilities.



581510.1

         SECTION 5.08 Prorations. The expenses and accruals of the Assumed Liabilities and the Subject Business Assets, such as utilities, real and personal property taxes and rents, shall be prorated as of the date of Closing, based upon the best available information with corrections to be made by the parties when the final statements or required information is available.

         SECTION 5.09 Inventory Issues. The Inventory to be transferred to Purchaser is located at the locations listed in Section 5.09 of the Disclosure Statement. The Seller agrees to segregate, label, protect and preserve the Inventory and to pay all warehouse fees in connection with such Inventory for such period as time as is necessary for the Purchaser to make separate arrangements for the storage of the Inventory. Purchaser agrees to pay its fair pro rata cost of the warehouse storage fees and other Seller costs directly related to the Purchaser's Inventory.
 For so long as the Inventory is stored together with the Seller's other inventory, the parties shall cooperate with each other and each agrees to afford access to the other party, to the extent necessary that each has full and complete access to its own inventory.

         SECTION 5.10 Post-Closing Consents. In the event that the Purchaser should consent to close without any Consent listed in Section 3.21 of the Disclosure Statement, the Seller agrees to use reasonable efforts to diligently obtain such Consent(s) within thirty (30) days after the closing until such consents are obtained, provided that the Seller shall have no obligation to make any payments to the party whose consent is required. The Seller and the Purchaser will cooperate and assist each other in obtaining such Consents after closing.

         SECTION 5.11. Further Instruments. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

                                   ARTICLE VI.

                                EMPLOYEE MATTERS

         SECTION 6.01. Employees. (a) A roster of all current employees of the Business is set forth in Section 6.01 of the Disclosure Statement, together with the "Employee Information", as hereinafter defined with respect to each employee. "Employee Information" shall mean the name, date of hire, and job title. Purchaser shall be permitted (but shall not be under any obligation) to make offers of employment to all such employees, and, in addition thereto, to such other non-direct employees as may be agreed upon in writing and in advance with Seller. Promptly and in any event within 30 days following the Closing, Purchaser shall notify Seller of any such employees who do not become employees of Purchaser or its Affiliates following the Closing. All such employees who become employees of Purchaser or its Affiliates are herein called the "Employees". The vacation and sick day accruals and entitlements of the



581510.1

Employees which may be due upon the termination of employment by the Seller shall not be Assumed Liabilities of the Purchaser.

         (b) To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Purchaser for the benefit of the Employees, such plan, program or arrangement shall credit such Employees for service on or prior to the Closing with Seller or any of its Affiliates. All such Employees shall be allowed to participate from and after Closing in the medical and dental benefit plans of Purchaser or its Affiliates as employees of Purchaser or its Affiliates. If the Closing falls within an annual period of coverage under any group health plan of Purchaser or its Affiliates which becomes the employer with respect to the Employees, such Employees shall be given credit for covered expenses paid by that Employee under comparable employee benefit plans of Seller during the applicable coverage period to the Closing Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan.

         SECTION 6.02. WARN Act. While it is currently Purchaser's intention to continue to operate the Plant, Purchaser shall be liable and responsible for any notification required to be provided under the Worker Adjustment and Retraining Notification Act (or under any similar state or local law). In reliance upon such covenant, Seller shall not give any notices under such laws and Purchaser shall indemnify Seller and its Affiliates for any claims arising out of a breach of this covenant or otherwise arising from any such discontinuance of operations or decision not to employ, or to terminate the employment of any Employees.

         SECTION 6.03. Survival. The covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to the respective matters set forth herein.

                                  ARTICLE VII.

                                   TAX MATTERS

         SECTION 7.01. Tax Indemnities. (a) From and after the Closing Date, Seller agrees to indemnify Purchaser, against all Taxes (i) imposed on Seller or any member of an affiliated group with which Seller files a consolidated or combined income tax return with respect to any taxable period for which Seller or any member of an affiliated group with Seller files (or is required by law to file) an income tax return, and (ii) imposed on Seller with respect to any taxable period or portion thereof that ends on or as of the Closing Date with respect to the Subject Business Assets.

          (b) From and after the Closing Date, Purchaser shall indemnify Seller




581510.1
and its Affiliates against all taxes imposed on or with respect to the Subject Business Assets with respect to any taxable period or portion thereof beginning after the Closing Date.

          (c)  Payment by the  indemnitor  of any amount due under this  Section
7.01 shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment (i) earlier than two days before it is due to the appropriate tax authority or (ii) of any Taxes which the indemnitor has by all appropriate proceedings elected to contest and is contesting diligently and in good faith. In the case of a Tax that is so contested, payment of the Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court.

          (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated in the same manner as the Tax to which such credit relates would be prorated, as described in the preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(d) shall be computed by reference to the level of such items on the Closing Date.

         SECTION 7.02. Refunds and Tax Benefits. Purchaser shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser (i) imposed on the Subject Business Assets relating to taxable periods or portions thereof ending on or before the Closing Date or (ii) attributable to an amount paid by Seller under Section 7.01 hereof.

          SECTION 7.03. Conveyance Taxes. All sales, transfer, stamp, real property transfer and similar Taxes incurred as a result of the sale of the Subject Business Assets contemplated hereby shall be split equally between the Seller and the Purchaser.

         SECTION 7.04 Survival. The covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to the respective matters set forth in this Article.




581510.1

         SECTION 7.04. Miscellaneous. The parties agree to treat all payments made under Article IX or this Article VII as adjustments to the purchase price for Tax purposes.


                                  ARTICLE VIII.

                              CONDITIONS TO CLOSING

         SECTION 8.01. Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided however, that each party hereto shall have complied with its obligations under Section 5.04.

         SECTION 8.02. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. (i) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, (ii) the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects and (iii) Seller shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof;

         (b) Resolutions. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser (or equivalent officer), of the resolutions, duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

         (c) Incumbency Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;




581510.1

         (d) Closing Documents. The Closing Documents to be delivered or executed by the Purchaser are in form and substance reasonably satisfactory to the Seller and its counsel.

         (e) Related Transactions. The Related Transactions have taken place as more fully described on the attached Exhibit D; and

         (f) Further Action. All actions to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         SECTION 8.03. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, (ii) the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects and (iii) Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

         (b) Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary (or equivalent officer) of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

         (c) Incumbency Certificate. Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers authorized to sign this Agreement and the other documents to be delivered hereunder;

         (d) Required  Third Party  Actions.  The Persons  identified in Section
8.03 of the Disclosure Statement have consented to this transaction and the Related Transactions, if applicable, and Purchaser has received assurances satisfactory to the Purchaser that such Person will release its liens on the Subject Business Assets or will deliver any required Consent or Permit.

         (e) FIRPTA.  Seller shall have  provided  Purchaser  with a certificate




581510.1
pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) that the Subject Business Assets are not a United States real property interest within the meaning of Section 897 of the Internal Revenue Code;

         (f) Closing Documents The Closing Documents to be delivered or executed by the Seller are in form and substance reasonably satisfactory to the Purchaser and its counsel.

         (g) Related Transactions. The Related Transactions more fully described on Exhibit D have taken place;

         (h) Key Employees. Purchaser (or any designee of Purchaser) and the "Key Employees", as hereinafter defined have entered into mutually satisfactory employment agreements. "Key Employees" shall mean Theodore M. DuBose, IV, E. Scott Banks and William E. Wolfe, III; and

              (i) Further Action. All actions to be taken by Seller (and any of its applicable subsidiaries) in connection with the consummation of the transactions contemplated hereby, all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.


                                   ARTICLE IX.

                                 INDEMNIFICATION

         SECTION 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties (except the representations and warranties contained in Sections 3.17 and 3.18 of the Agreement, which shall not survive the Closing), covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller or Purchaser, until 18 months following the Closing Date; provided however, that the representations and warranties set forth in Section 3.01 and 4.01 (Incorporation and Authority) shall survive indefinitely and all representations and warranties contained in this Agreement relating to Assumed Liabilities shall survive the term of such Assumed Liabilities.

         SECTION 9.02 Indemnification Agreement. The indemnification agreement by and among Isolyser Company, Inc., SafeWaste Corporation and White Knight Healthcare, Inc. , as sellers and Thantex Specialties, Inc., White Knight Industrial, Inc., SafeWaste, Inc. and Thantex Holdings, Inc., as purchasers of even date shall control all matters relating to indemnification by either the Seller or the Purchaser with respect to this Agreement.




581510.1

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                                   ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual written consent of Seller and Purchaser; or

         (b) by either Seller or Purchaser, if the Closing shall not have occurred prior to August 30, 1998; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

         Time shall be of the essence in this Agreement.

         SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (a) except as set forth in Section 5.05 and Section 11.01 hereof and (b) nothing herein shall relieve any party hereto from liability for any willful breach hereof.

         SECTION 10.03. Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE XI.

                               GENERAL PROVISIONS

         SECTION 11.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made




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(and shall be deemed to have been duly given or made upon  receipt)  by delivery in Person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

         (a) if to Seller:

                    Isolyser Company,  Inc.
                    650 Engineering Drive
                    Norcross, GA 30092
                    Chief Financial Officer
                    Telecopier: (770)441-2592

               with a copy to:

                    Arnall Golden & Gregory, LLP
                    1201 West Peachtree Street
                    2800 One Atlantic Center
                    Atlanta, GA  30309-3450
                    Attn:  Stephen D. Fox, Esq.
                    Telecopier:  (404)873-8529

           (b) if to Purchaser:

                    White Knight Industrial, Inc.
                    4838 Jenkins Avenue
                    North Charleston, SC 29405
                    Attn: Jerry Zucker and James G. Boyd
                    Telecopier: (843) 747-4092

               with a copy to:

                    Buist, Moore, Smythe & McGee, PA
                    5 Exchange Street
                    P.O. Box 999
                    Charleston, SC 29401
                    Attn: Susan M. Smythe, Esq.
                    Telecopier (843) 723-7398

         SECTION 11.03. Press Release and Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, no party to this




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Agreement  shall issue any press  releases or make any public  announcements  in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior written notification to and consent of the other party, and the parties will cooperate as to the timing and contents of any announcement. With respect to announcements and releases required by applicable law or stock exchange requirements, the Seller shall afford the Purchaser prior notice and the opportunity to comment prior to release.

         SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         SECTION 11.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein. The exhibits referred to in and attached to this Agreement form a part of this Agreement and by reference are incorporated herein.

         SECTION 11.07. Assignment. Without the prior written consent of the other party hereto, neither party hereto may assign its rights or delegate its obligations hereunder; provided however the Purchaser may assign all or a part of its rights to an Affiliate if the Purchaser remains responsible for the performance of all of its obligations hereunder. The Seller agrees that in the event that it transfers all or substantially all of its remaining assets to a third party, the Seller shall require such third party to assume the Seller's obligations under the Ancillary Agreements listed as items 1,2, 3 and 5 on Exhibit A

         SECTION 11.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

         SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.



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         SECTION 11.11.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Seller and Purchaser have caused this White Knight Asset Agreement to be executed as of the date first written above by their respective officers hereunto duly authorized.

                                       WHITE KNIGHT HEALTHCARE, INC.


                                       By:______________________________________

                                       Its:_____________________________________



                                       THANTEX HOLDINGS, INC.


                                       By:______________________________________

                                       Its:_____________________________________






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